Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock and Series A Convertible Voting Preferred Stock

of

Cidara Therapeutics, Inc.

at

$221.50 Net per Common Share and $15,505.00 Net per Series A Share

Pursuant to the Offer to Purchase Dated December 5, 2025

by

Caymus Purchaser, Inc.

a wholly owned subsidiary of

Merck Sharp & Dohme LLC

a wholly owned subsidiary of

Merck & Co., Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON JANUARY 6, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated December 5, 2025 (the “Offer to Purchase”), the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) and the related Notice of Guaranteed Delivery (as it may be amended or supplemented from time to time, the “Notice of Guaranteed Delivery” and, together with the Offer to Purchase and the Letter of Transmittal, collectively the “Offer”) in connection with the offer by Caymus Purchaser, Inc., a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”), to acquire all of the outstanding shares of common stock, par value $0.0001 per share (the “Common Shares”), and all of the outstanding shares of Series A Convertible Voting Preferred Stock, par value $0.0001 per share (the “Series A Shares” with the Common Shares and the Series A Shares referred to collectively as, the “Shares”), of Cidara Therapeutics, Inc., a Delaware corporation (“Cidara”), for $221.50 per Common Share (the “Common Share Offer Price”) and $15,505.00 per Series A Share (the “Series A Share Offer Price” and together with the Common Share Offer Price, the “Offer Price”), in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is Cidara’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.

The Common Share Offer Price is $221.50 per Common Share and the Series A Offer Price is $15,505.00 per Series A Share, in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 13, 2025 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among Cidara, Parent and Purchaser. The Merger Agreement provides, among other things, that as promptly as reasonably practicable following (but in any event on the same date as) the acceptance of the Shares for payment (the “Offer Acceptance Time”), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and other applicable legal requirements, Purchaser will merge with and into Cidara (the “Merger”), with Cidara continuing as the surviving corporation and a wholly owned indirect subsidiary of Parent. At the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL, the “Merger Effective Time”), each outstanding Share (other than (i) Shares held by Cidara or held in Cidara’s treasury, (ii) Shares held by Parent, Purchaser, or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares outstanding immediately prior to the Merger Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be automatically converted into the right to receive the Offer Price, in cash, without interest, subject to any applicable withholding of taxes. No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders of Cidara who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to receive appraisal rights for the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Merger Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

4.

The board of directors of Cidara (the “Cidara Board”), at a meeting duly called and held, unanimously (excluding a recused director) (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are advisable and fair to, and in the best interest of, Cidara and its stockholders; (b) determined that the Merger will be governed and effected in accordance with Section 251(h) of the DGCL; (c) authorized and approved the execution, delivery and performance by Cidara of the Merger Agreement and the consummation by Cidara of the Transactions; and (d) resolved to recommend that Cidara’s stockholders accept the Offer and tender their shares to Purchaser pursuant to the Offer.

5.

The Offer and withdrawal rights expire one minute following 11:59 p.m., Eastern Time, on January 6, 2026, unless extended or earlier terminated as permitted by the Merger Agreement (such time or such subsequent time to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Date”).

6.

Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), including Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended, to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any validly tendered (and not validly withdrawn) Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered

Shares if, at any scheduled Expiration Date, any of the following conditions as set forth in the Merger Agreement are not satisfied or waived in writing by Parent as of the Expiration Date: (a) the number of Shares validly tendered and not validly withdrawn that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depositary,” as such terms are defined by Section 251(h)(6) of the DGCL), would represent (with respect to the Series A Shares, on an as-converted-to-Common-Shares basis) one more than 50% of the total number of Shares entitled to vote and outstanding at the time of expiration of the Offer; (b) the representations and warranties of Cidara as set forth in the Merger Agreement are true and correct, subject to applicable materiality and other qualifiers as set forth in the Merger Agreement (the “Representations Condition”); (c) Cidara has complied with, or performed, in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Obligations Condition”); (d) Parent and Purchaser have received a certificate executed on behalf of Cidara by Cidara’s Chief Executive Officer or Chief Financial Officer confirming that the Representations Condition, the Obligations Condition and the MAE Condition (as defined below) have been duly satisfied; (e) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act will have been obtained, received or will have terminated or expired, as the case may be; (f) there not having been issued by any court of competent jurisdiction or remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger nor will any action have been taken, or any applicable law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; (g) since the date of the Merger Agreement, there not having occurred a Material Adverse Effect that is continuing (the “MAE Condition”); and (h) the Merger Agreement not having been terminated in accordance with its terms. These conditions to the Offer are described in “The Offer-Section 15-Conditions to the Offer” of the Offer to Purchase.

7.

Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at the applicable rate may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us or our nominees tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock and Series A Convertible Voting Preferred Stock

of

Cidara Therapeutics, Inc.

at

$221.50 Net per Common Share and $15,505.00 Net per Series A Share

Pursuant to the Offer to Purchase Dated December 5, 2025

by

Caymus Purchaser, Inc.

a wholly owned subsidiary of

Merck Sharp & Dohme LLC

a wholly owned subsidiary of

Merck & Co., Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 5, 2025 and the related Letter of Transmittal and Notice of Guaranteed Delivery (collectively, as may be amended or supplemented from time to time, the “Offer”), in connection with the offer by Caymus Purchaser, Inc., a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”), to acquire all of the outstanding shares of common stock, par value $0.0001 per share (the “Common Shares”) and all of the outstanding shares of Series A Convertible Voting Preferred Stock, par value $0.0001 per share (the “Series A Shares”, with the Common Shares and the Series A Shares referred to collectively as the “Shares”), of Cidara Therapeutics, Inc., a Delaware corporation (“Cidara”), for $221.50 per Common Share and $15,505.00 per Series A Share, in cash, without interest, subject to any applicable withholding of taxes and upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Purchaser in its sole discretion.

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated
Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.